Exhibit 11

                     NACCO Industries, Inc. And Subsidiaries
                                    Form 10-Q
                        Computation of Earnings per Share

                                             THREE MONTHS ENDED  NINE MONTHS ENDED
                                                SEPTEMBER 30       SEPTEMBER 30
                                                ------------       ------------

                                               1997     1996     1997      1996
                                            --------- -------- --------- ---------
                                          (Amounts in millions, except per share data)

Net income                                  $    14.5 $    7.6 $    32.2 $    34.5
                                            ========= ======== ========= =========
Per share amounts reported
  to stockholders - Note 1:                 $    1.78 $   0.85 $    3.94 $    3.84
                                            ========= ======== ========= =========


Primary:
   Weighted average shares outstanding          8.153    8.985     8.177     8.981
   Dilutive stock options - Note 2               .015     .009      .011      .011
                                            --------- -------- --------- ---------
         Totals                                 8.168    8.994     8.188     8.992
                                            ========= ======== ========= =========


Net income per share                        $    1.78 $   0.85 $    3.93 $    3.84
                                            ========= ======== ========= =========


Fully diluted:
   Weighted average shares outstanding          8.153    8.985     8.177     8.981
   Dilutive stock options - Note 2               .019     .009      .019      .011
                                            --------- -------- --------- ---------
         Totals                                 8.172    8.994     8.196     8.992
                                            ========= ======== ========= =========


Net income per share                        $   1.77  $   0.85 $    3.93 $    3.84
                                            ========= ======== ========= =========


  Note 1 - Per share earnings have been computed and reported to the stockholders pursuant to APB Opinion No. 15, which provides that "any reduction of less than 3% in the aggregate need not be considered as dilution in the computation and presentation of earnings per share data."

  Note 2 - Dilutive stock options are calculated based on the treasury stock method. For primary per share earnings the average market price is used. For fully diluted per share earnings the period-end market price, if higher than the average market price, is used.